Free Writing Prospectus dated October 4, 2007
Filed pursuant to Rule 433
Registration Statement Nos. 333-129763 and 333-129763-01
Principal Life Income Fundings Trust 33
Final Terms for Issuance
October 4, 2007

ISSUER:	Principal Life Income Fundings Trust 33
SECURITY:	Secured Medium-Term Notes
RATINGS:	Aa2/AA
AMOUNT:	$250,000,000
TRADE DATE:	October 4, 2007
SETTLEMENT DATE:	October 12, 2007 (T+5)
MATURITY DATE:	October 9, 2009
CUSIP:	74254PUP5
COUPON AVERAGING:	Daily Weighted Average
COUPON LOOKBACK:	1 Business Day
COUPON:	USD-Federal Funds-H.15+50 bps as described in “Additional Interest Terms” below
REOFFER YIELD:	USD-Federal Funds-H.15+53 bps as described in “Additional Interest Terms” below
INITIAL INTEREST RATE:	USD-Federal Funds-H.15+50 bps as described in “Additional Interest Terms” below
INTEREST PAYMENT DATE:	The 9th of October, January, April and July, beginning January 9, 2008 and ending on the Maturity Date, subject to adjustment in accordance with Modified Following Business Day Convention
DENOMINATIONS:	$2,000 and $2,000 increments in excess thereof
BUSINESS DAYS:	New York
BUSINESS DAY CONVENTION:	Actual/360, Modified Following
ISSUE PRICE:	99.94281%
PRICE TO ISSUER:	99.94281%
Principal Life Insurance Company (“PLIC”), as statutory issuer and depositor, and Principal Financia l Group, Inc. (“PFG”) have filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents PLIC and PFG have filed with the SEC for more complete information about PLIC and PFG and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities will arrange to send you the prospectus and prospectus supplement if you request it by calling Banc of America Securities toll-free at 1-800-294-1322

Free Writing Prospectus dated October 4, 2007
Filed pursuant to Rule 433
Registration Statement Nos. 333-129763 and 333-129763-01
Principal Life Income Fundings Trust 33

ISSUER PROCEEDS:	$249,857,025
JOINT BOOKRUNNERS:	Banc of America Securities LLC Lehman Brothers
BAS DTC#:	773
ADDITONAL INTEREST TERMS PER THE 2006 ISDA DEFINITIONS
Article 7 section 7.1 (Calculation of Rates for Certain Floating Rate Options):
“USD-Federal Funds-H.15” means that the rate for a Reset Date will (subject to the effect of any applicable Rate Cut-off Date determined as indicated in Section 6.2(d)(i) in the ISDA Definitions) be the rate set forth in H.15(519) for that day under the caption “EFFECT”, as such rate is displayed on the Reuters Screen FEDFUNDS1 Page. If, by 5:00p.m., New York City time, on the day that is one New York City Banking Day following the Reset Date, such rate for the Reset Date does not appear on the Reuters Screen FEDFUNDS1 Page or is not yet published in H.15(519), the rate for that Reset Date will be the rate set forth in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, for that day opposite the caption “Federal funds (effective)”. If, by 5:00p.m., New York City time, on the day that is one New York City Banking Day following the Reset Date, such rate for the Reset Date does not appear on the Reuters Screen FEDFUNDS1 Page or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, the rate for that Reset Date will be the rate for the first preceding day for which such rate is set forth in H.15(519) opposite the caption “Federal funds (effective)”, as such rate is displayed on the Reuters Screen FEDFUNDS1 Page.
Principal Life Insurance Company (“PLIC”), as statutory issuer and depositor, and Principal Financial Group, Inc. (“PFG”) have filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents PLIC and PFG have filed with the SEC for more complete information about PLIC and PFG and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities will arrange to send you the prospectus and prospectus supplement if you request it by calling Banc of America Securities toll-free at 1-800-294-1322